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EXHIBIT 99.1B


                                                         FOR IMMEDIATE RELEASE



        SBS TECHNOLOGIES, INC. COMMENTS ON EXPECTATIONS FOR THIRD FISCAL
                              QUARTER 2000 EARNINGS



ALBUQUERQUE, NM - MARCH 17, 2000 -- SBS Technologies, Inc. ("SBS") ("the company") (Nasdaq:SBSE) said today that, based on preliminary estimates, it expects operating results for the third fiscal quarter of 2000 to be lower than analysts' estimates and previous company guidance. The company expects to report revenues in the range of $29 to $30 million for the quarter ending March 31, 2000, an increase of approximately 10% from the prior year period. The company expects earnings per share for the quarter to be in the range of 35 to 39 cents compared to 47 cents for the year-ago quarter. The company will host a conference call at 2:30 p.m. Eastern Time this afternoon, Friday, March 17, 2000, to further discuss these changes in business conditions. To participate, please dial (888) 790-1895, with passcode "SBS." A replay will be available. See below for details.

"While we are very pleased with the progress of our telecommunications business, we are very disappointed with overall results for this quarter," said Christopher J. Amenson, Chairman and Chief Executive Officer. "Several of our high-profit legacy product lines and our international business are not performing to expectations. We do expect our telecommunications revenue to increase by approximately 100% in the March quarter over the prior year third quarter and to be about 33% of total revenue. We also expect to accelerate growth in telecommunications with the completion of the announced acquisition of SDL Communications, Inc. shortly after the end of the quarter," Amenson continued.

"We are confident of the strategy we have in place. Our focus over the past several months has been in developing our rapidly growing telecommunication business, as we have shifted employment and investment into this area and are achieving excellent results. We have had record bookings this fiscal year, principally resulting from telecommunications orders. These bookings have produced a substantial increase in backlog, which is at an historical high for the company. We have also completed the acquisition of SciTech, Inc. and made good progress on the SDL acquisition, reflective of our efforts in the development of our telecommunications business," Amenson said.

"As we intend, our mix is shifting from business that is small lot, quick lead-time to larger order, longer-lead time, OEM production activity. Our legacy aerospace and bus adapter product lines are sold with short lead-times in small unit quantities to over 400 customers at much higher than company average margins. These businesses are broadly based and do not provide good forward visibility, and fluctuations in sales volume for the legacy products have a significant effect on earnings, as we are seeing this quarter. The strategy we are implementing calls for this business to play a reduced role in our portfolio, but we did not expect these markets to soften as they have," Amenson said.

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SBS Technologies, Inc. Comments on Expectations for Third Fiscal Quarter 2000
Earnings

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"Given the weakness we have seen this quarter, and the significant earnings impact, we believe it is prudent to anticipate similar business conditions in the aerospace and bus adapter markets for the balance of this fiscal year and the next. As a result, we now expect our fiscal fourth quarter revenue and earnings to be relatively flat with the third, not taking into effect the SDL acquisition. We believe it is also prudent to anticipate that a majority of our growth will come from telecommunications in fiscal 2001, which we believe should cause total company revenue to increase approximately 25% and earnings per share to increase approximately 20% from the current full fiscal year, again without consideration for the SDL acquisition. Taking the SDL acquisition into consideration, we expect revenue from telecommunications to comprise approximately 50% of total company revenue for fiscal 2001," Amenson said.

CONFERENCE CALL REPLAY:
A replay of the conference call held at 2:30 p.m. ET, Friday, March 17, 2000, will be available one hour following the conclusion of the live call through Wednesday, March 22, 2000, 5:00 p.m. ET. The dial-in number for the replay is
(888) 568-0870.

SBS expects to announce third quarter earnings on April 18, 2000 after the close of trading on the NASDAQ.

SBS Technologies, Inc. is a leading designer and manufacturer of open-architecture, standard bus embedded computer components that OEM system designers can easily utilize to create custom solutions. SBS embedded computers are used in a variety of applications, such as telecommunications, medical electronics, industrial control and aerospace. SBS customers include leading industry companies such as Lucent, Ericsson, GE, PerkinElmer, Applied Materials, Lam Research, Boeing and Lockheed Martin. SBS product lines include CPU boards, general purpose and Wide Area Network input/output (I/O) modules, avionics interfaces, computer interconnection and expansion units, and integrated computing platforms. For news releases, product and other information, visit the SBS Web site at http://www.sbs.com.

This release contains forward-looking statements regarding future events or the future financial performance of SBS, and are subject to a number of risks and other factors which could cause the actual results to differ materially from those contained in the forward-looking statements. Among such factors are: business and economic conditions generally, and in the markets addressed by SBS' products; customer acceptance of and demand for SBS' products; SBS' ability to design, test and introduce new products on a timely basis; the cyclical nature of the markets addressed by SBS' products; and the risk factors listed in SBS' Form 10-K for the year ended June 30, 1999 filed with the Securities and Exchange Commission on September 23, 1999.

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                                                       Contact: Jennifer D. Wade
                                                     Manager, Investor Relations
                                                             Tel. (800) 659-6906
                                                            email: jwade@sbs.com